VIA EMAIL AND

VIA FEDERAL EXPRESS

September 28, 2006

Bryant H. Prentice, III

Chairman of the Board

Merchants Mutual Insurance Company

250 Main Street

Buffalo, New York 14202

Re:  Administrative Services Annex to Services Agreement

Dear By:

Reference is made to that certain Services Agreement dated as of January 1, 2003, by and among Merchants Mutual Insurance Company ("Merchants Mutual"), Merchants Insurance Company of New Hampshire, Inc. ("Merchants New Hampshire") and Merchants Group, Inc. ("MGI").  The Administrative Services Annex to the Services Agreement provides that it shall continue in force and in effect for an indefinite period, unless and until terminated at the end of any calendar quarter after December 31, 2003, by either party providing the other with written notice not less than 180 days prior to the date of termination.

This letter confirms that MGI and Merchants New Hampshire each agree that Merchants Mutual may terminate the Administrative Services Annex to the Services Agreement effective March 31, 2007, by giving notice of such termination at any time prior to January 1, 2007, and that neither MGI nor Merchants New Hampshire shall challenge the timeliness of any notice of termination given by Merchants Mutual prior to January 1, 2007.  This letter does not modify any other right of termination that any party may have under the Services Agreement and each Annex thereto, or modify any other provision of the Services Agreement.

Very truly yours,

Merchants Group, Inc.

and

Merchants Insurance Company of

    New Hampshire, Inc.

By:  /s/ Thomas E. Kahn

Thomas E. Kahn, Chairman

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